Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Tel Aviv  November 21, 2005

Direct Dial:	972-608-7856
Direct Fax:	972-608-7714
E-mail:	davids@arnon.co.il

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

We refer to the prospectus filed by Tower Semiconductor Ltd., a corporation organized under the laws of Israel (the “Company”), with the Israel Securities Authority (the “Prospectus”) and the Registration Statement on Form F-2 (File No. 333-126909) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of offer and sale of the following securities in the amounts and in accordance with the terms and conditions set forth in the final Prospectus and the final Registration Statement: (i) transferable rights, exercisable to purchase Debentures (as defined below) (the “Rights”); (ii) U.S. dollar denominated debentures (the “Debentures”), each of $1.00 in principal amount, convertible into ordinary shares of the Company, par value 1.00 NIS each, to be issued pursuant to an indenture substantially in the form filed as an exhibit to the Registration Statement (the “Indenture”) and (iii) ordinary shares of the Company, par value 1.00 NIS each, issuable upon the conversion of the Debentures (the “Debenture Shares”).

        As counsel to the Company in Israel, we have examined such corporate records, documents, agreements and such matters of law, as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we advise you that in our opinion:

1.	The Rights, if and when issued in accordance with the Prospectus, will be duly authorized and legally issued.

2.	If and when (i) the Indenture has been duly executed and delivered by the parties thereto, and (ii) the Debentures issued pursuant to such Indenture have been duly executed and issued by the Company, authenticated by the Trustee and delivered against payment therefor in accordance with the Prospectus, the Indenture and the terms and conditions of the exercise of the Rights, the Debentures will be duly authorized, legally issued and entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Company.

3.	The Debenture Shares, if and when paid for through the conversion of Debentures and issued in accordance with the terms of the Debentures, the Indenture and the Prospectus, will be duly authorized, legally issued, fully paid and nonassesable.

4.	The Rights, Debentures and Debenture Shares, upon issuance in accordance with the Prospectus and the terms and conditions of the exercise of the Rights and the conversion of the Debentures, shall constitute binding obligations of the Company under the laws of the State of Israel.

        We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction. Eilenberg & Krause LLP may rely upon this opinion for the purpose of rendering their opinion dated November 21, 2005, with respect to certain matters concerning the Debentures.

        We consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Prospectus and the Registration Statement.

Sincerely, /s/ Yigal Arnon & Co.